Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Investors:
Scott Phipps, Managing Director, Finance & Investor Relations, (210) 626-4882
Media:
Lynn Westfall, SVP of External Affairs and Chief Economist, (210) 626-4697
Tesoro Announces New Chief Executive Officer
SAN ANTONIO — March 30, 2010 — Tesoro Corporation (NYSE:TSO) announced today that Greg Goff has been elected by the Board of Directors to be the company’s new President and Chief Executive Officer effective May 1, 2010, replacing Bruce Smith in those roles. Goff, 53, formerly served as Senior Vice President, Commercial for ConocoPhillips. Smith will continue as Chairman of the Board until the company’s annual meeting on June 4, at which time he plans to retire after 18 years of service with the company. At that time, Steven Grapstein, currently Lead Director, will assume the role of non-executive Chairman.
     “The Board welcomes Greg to Tesoro in his new role,” said Grapstein. “In today’s challenging refining market, the Board was determined to find an experienced executive with a broad refining industry background from a leading industry major and a person with a distinguished domestic and international career. We looked for a solutions-oriented executive who could provide the steady leadership needed to move Tesoro into the future. We know we have found that person in Greg Goff.”
     In his most recent position with ConocoPhillips, Goff was responsible for optimizing the value of the company’s assets through supply and trading of its commodity portfolio. He joined the company in 1981 and held various positions in transportation, supply, and trading. In 1998, he transferred to Sweden as managing director and CEO of Conoco JET Nordic. In 2000, he moved to the United Kingdom as chairman and managing director of Conoco Limited, the company’s UK refining and marketing affiliate. In 2002, Goff became president of Europe and Asia Pacific downstream activities. In 2004, he was named president of the company’s U.S. Lower 48 and Latin America exploration and production business. He became president, specialty businesses and business development in 2006. Goff received a Bachelor of Science degree from the University of Utah in 1978 and a Masters of Business Administration from the University of Utah in 1981.
     “I am excited about this opportunity to lead Tesoro going forward,” said Goff. “Along with the rest of the management team, I know we will be up to the challenge of leading the company through the difficult refining industry environment that we face and continuing the success that Tesoro has had in the past.”
     “Bruce Smith has been responsible for the dramatic transition of Tesoro during his tenure here,” continued Grapstein. “His foresight and leadership took a small collection of disparate companies and turned it into the premier fuel supplier that it is today. Along the way he delivered superior returns to our shareholders and set the foundation for the company’s continued success. We thank him for his service and wish him the best in his well-deserved retirement.”

     Tesoro Corporation, a Fortune 150 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 665,000 barrels per day. Tesoro’s retail-marketing system includes over 880 branded retail stations, of which over 380 are company operated under the Tesoro®, Shell®, Mirastar® and USA Gasoline™ brands.